CERTIFICATE OF AMENDMENT
                     OF THE ARTICLES OF INCORPORATION OF
                  BALANCED ENVIRONMENTAL SERVICES TECH, INC.


     We, the undersigned, Eugene F. Schenk, President and Cynthia Schenk-Ziebelman, Secretary, of Balanced Environmental Services Tech, Inc. do hereby certify:

     That pursuant to the unanimous consent of the members of the Board of Directors of the said corporation, and the consent of a majority of the stockholders of the said corporation, the following resolution to amend the Articles of Incorporation was adopted, ratified and approved in accordance with the Nevada Revised Statutes as follows:

     Article V is hereby amended to read as follows:

                                  ARTICLE V

     Stock: Common. The aggregate number of shares which the corporation shall have authority to issue is 40,000,000 shares of capitol stock with a par value of $.01 per share. Shareholders shall not have pre-emptive rights to acquire unissued shares of stock of this corporation and shall not be entitled to cumulative voting for any purpose.

          Preferred. The corporation shall be authorized to issue 100,000,000 shares of preferred stock with a par value of one mill($0.001) per share. The designations and limitations of the preferred stock shall be established from time to time by the Board of Directors in accordance with the Nevada Revised Statutes.

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     Fully paid stock of this corporation shall not be liable for further call or assessment.

     The number of shares of the corporation outstanding and entitled to vote on the amendment to the Articles of Incorporation was 9,071,600; that the said change and amendment has been consented to and approved by a vote the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

                                           /s/Eugene F. Schenk
                                           ---------------------------
                                           Eugene F. Schenk, President


                                           /s/Cynthia Schenk-Ziebelman
                                           ---------------------------
                                           Cynthia Schenk-Ziebelman, Secretary

STATE OF CALIFORNIA  )
                     )ss
COUNTY OF SANTA CLARA)

     On the 20th day of February, 1992, personally appeared before me, a Notary Public, Eugene P. Schenk and Cynthia Schenk-Ziebelman, who acknowledged that they are authorized to and did execute the above instrument.

                                           /s/ M. Gail Czernewski
                                           ---------------------------
                                           NOTARY PUBLIC
                                           Residing at: Palo Alto California
                                           My commission Expires May 3, 1994

STATE OF CALIFORNIA )
                    )ss
COUNTY OF MARIN     )
On 2-24-92 before me, T. Wong, personally appeared Eugene F. Schenk, personally known to me (or proved to me on this basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the written instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) or the entity upon behalf of which the parson(s) acted, executed the instrument.

WITNESS my hand and official seal

Signature /s/ T. Wong
          ---------------------